FORM 4                                         U.S. SECURITIES AND EXCHANGE COMMISSION                        OMB APPROVAL
[  ] Check this box if no                               Washington, D.C. 20549                         OMB Number:       3235-0287
     longer subject to Section               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Expires: September 30, 1998
     16. Form 4 or Form 5         Filed pursuant to Section 16(a) of the Securities Exchange Act of    Estimated average burden
     obligations may continue.     1934, Section 17(a) of the Public Utility Holding Company Act of    hours per response      0.5
     See Instruction 1(b).           1935 or Section 30(f) of the Investment Company Act of 1940

 1. Name and Address of          2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s) to Issuer
    Reporting Person*                  NAI Technologies, Inc. (NATL)                            (Check all applicable)
Holmes    Charles     S.                                                               X Director            X 10% Owner
(Last)   (First)   (Middle)                                                           __ Officer (give      __ Other (specify
                                                                                                  title               below)
117 Whites Lane                                                                                   below)
   (Street)                      3. IRS or Social          4. Statement for
                                    Security Number of        Month/Year                 __________________________________
Southampton,      NY     11968      Reporting Person          December 1996
(City)          (State)   (Zip)     (Voluntary)               January 1997

                                                           5. If Amendment,     7. Individual or Joint/Group Filing
                                                              Date of Original     (Check Applicable LIne)
                                                              (Month/Year)         __ Form filed by One Reporting Person
                                                                                   __ Form filed by More than One Reporting Person



                            Table 1--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________

1. Title of Security   2. Transaction   3. Transaction   4. Securities  Acquired (A)  5. Amount of    6. Ownership    7. Nature
   (Instr. 3)             Date (Month/     Code              or Disposed of (D)          Securities      Form: Direct   of Indirect
                          Day/Year)        (Instr. 8)       (Instr. 3, 4 and 5)          Beneficially    (D) or         Beneficial
                                                                                         Owned at End    Indirect (I)   Ownership
                                           Code    V         Amount   (A) or   Price     of Month        (Instr. 4)     (Instr. 4)
                                                                      (D)                (Instr. 3
                                                                                         and 4)
___________________________________________________________________________________________________________________________________

Common Stock, par
  value $.10 per share     1/6/97              P              5,000     A      3.51          150,000          I           By Friend
                           1/7/97              P             15,000     A      3.94
                           1/7/97              P             10,000     A      3.9575
                           1/8/97              P             10,000     A      3.9575
                           1/9/97              P             10,000     A      3.875
                                                                                           1,000,000          D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
* If the form is filed by more than one reporting person,
see Instruction 4(b)(v).                                                  (Over)

                      Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)
_________________________________________________________________________________________________________________________________
1. Title of Derivative Security   2. Conversion    3. Transaction   4. Transaction   5. Number of Derivative    6. Date
    (Instr. 3)                        or Exercise      Date             Code             Securities Acquired       Exercisable
                                      price of         (Month/          (Instr. 8)       (A) or Disposed of        and
                                      Derivative       Day/                              (D) (Instr. 3, 4 and      Expiration
                                      Security         Year)                             5)                        Date
                                                                                                                   (Month/
                                                                                                                   Day/
                                                                                                                   Year)
                                                                                                                 Date     Expira-
                                                                                                                 Exer-    tion
                                                                     Code    V         (A)       (D)             cisable  Date
_________________________________________________________________________________________________________________________________

Common Stock Warrants                $3.00                                                                       Immed-    Feb.
(right to buy)                                                                                                    iate     15/02

Common stock Warrants                $2.50                                                                       Immed-    Feb.
(right to buy)                                                                                                    iate     15/02

                                                       12/26/96         P               5,000
                                                         1/7/97         P              20,000

Common Stock Options                 $3.44                                                                        Aug.      Aug.
(right to buy)                                                                                                    7/97      7/06
_________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________
1. Title of Derivative Security   7. Title and        8. Price of      9. Number of     10. Ownership       11. Nature
    (Instr. 3)                        Amount of          Derivative       Derivative        Form of             of Indirect
                                      Underlying         Security         Securities        Derivative          Beneficial
                                      Securities         (Instr. 5)       Beneficially      Security:           Ownership
                                      (Instr. 3                           Owned at          Direct (D)          (Instr. 4)
                                      and 4)                              End of            or
                                                                          Month             Indirect(I)
                                   Title   Amount or                      (Instr. 4)        (Instr. 4)
                                           Number of
                                            Shares
___________________________________________________________________________________________________________________________

Common Stock Warrants             Common       300,000                    300,000              D
(right to buy)                    Stock

Common Stock Warrants             Common     1,700,000                  1,700,000              D
(right to buy)                    Stock

                                                 5,000         $1.75       25,000              I                 By Friend
                                                20,000         $1.76

Common Stock Options              Common         5,000                      5,000              D
(right to buy)                    Stock
_________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________
_________________________________________________________________________________________________________________________________



Explanation of Responses:


                                  /s/ Charles S. Holmes                   1/9/97
                            ____________________________________         _______
                              **Signature of Reporting Person              Date


**Intentional  misstatements or  omissions of facts  constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 Note:  File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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